Exhibit 10.2

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of May 30, 2017, is entered into by and between bebe stores, inc., a California corporation (“Bebe”) and GBG USA INC., a Delaware corporation (“Buyer”). Buyer and Bebe are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein and not otherwise defined shall have the meanings as set forth in the Asset Purchase Agreement (as defined below).

WITNESSETH

WHEREAS, Buyer and Bebe have entered into an Asset Purchase Agreement, dated as of the date hereof (the “Asset Purchase Agreement”), pursuant to which Bebe has agreed to sell to Buyer, and Buyer has agreed to purchase from Bebe, the Purchased Assets and Assumed Liabilities (as defined in the Asset Purchase Agreement);

WHEREAS, Buyer and BB Brand Holdings LLC have entered into the Branded License, pursuant to which Buyer shall have certain rights to use the Licensed Marks (as defined in the Branded License) in connection with the Branded Website (as defined in the Branded License); and

WHEREAS, in order to assist in the transition of the Purchased Assets to Buyer and as a condition to consummating the transactions contemplated by the Asset Purchase Agreement, Buyer and Bebe have agreed to enter into this Agreement, pursuant to which Bebe agrees to provide Buyer with certain services, in each case on a transitional basis and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, Buyer and Bebe hereby agree as follows:

Section 1. Services.

(a) During the Services Term (as defined below), Bebe agrees to use commercially reasonable efforts to provide the following services as described in Schedules 1(a)(i), (ii) and (iii), to assist Buyer relating to the transition of the Purchased Assets to Buyer:

(i) the IT services (the “IT Services”) set forth on Schedule 1(a)(i);

(ii) the e-commerce services (the “E-Commerce Services”) set forth on Schedule 1(a)(ii);

(iii) the back office services (the “Back Office Services”) set forth on Schedule 1(a)(iii);

(iv) the fulfillment services (the “Fulfillment Services”, and collectively with the IT Services, the E-Commerce Services and the Back Office Services, the “Services”) set forth in Schedule 1(a)(iv); and

(v) reasonable access to Bebe’s premises located at 10345 W Olympic Blvd, Los Angeles, CA 90064 (the “Premises”), during regular business hours (the “Premises Services”) during the Premises Services Term (as defined below). During the Premises Services Term, Buyer shall have the right to use Bebe’s office equipment and services located on the Premises in the same manner as used by Bebe immediately prior to the date hereof, solely to conduct Buyer’s business as it relates to the Purchased Assets, provided that such use by Buyer does not materially interfere with Bebe’s activities at the Premises. Buyer and Buyer’s personnel shall comply with all of Bebe’s policies pertaining to the Premises, including all safety and security policies, and Buyer will promptly remove any personnel that do not comply with such policies. Buyer shall be responsible for all acts of Buyer’s personnel while on the Premises, and shall indemnify Bebe for all losses and damages caused by Buyer’s personnel. At the end of the Premises Services Term, Buyer shall vacate the Premises and have no other right to occupy or use the Premises.

(b) The Parties shall cooperate reasonably with each other and with their respective attorneys, advisors, accountants, auditors or affiliated persons and entities (collectively, “Representatives”) for the purpose of carrying out the Services, the Premises Services and the intent of this Agreement. Each party shall designate an employee (the “Service Manager”) to have overall, day-to-day responsibility during the term of this Agreement for managing and coordinating the delivery of the Services, and to be the primary contact for the other party in connection with the Services. The Service Managers shall be authorized to act on behalf of their party in connection with this Agreement. If a dispute arises relating to the Services or this Agreement, the Service Managers shall endeavor in good faith to settle the dispute within a reasonable timeframe before escalating the issue to the senior management of the respective parties. Buyer acknowledges that the Services and the Premises Services provided shall be reasonably consistent with past practices and limited in manner and extent to the current capabilities of the Bebe.

(c) Bebe agrees that the Services and the Premises Services shall be provided in accordance with applicable laws and regulations and in a manner generally consistent with the historical provision of the Services and the Premises Services, with substantially the same standard of care as historically provided, and will use commercially reasonable efforts to maintain in force all licenses, authorizations, consents and permits needed to perform the Services and the Premises Services. Notwithstanding anything to the contrary in this Agreement, Buyer understands and agrees that: (i) Bebe is not in the business of providing to third parties the Services and Premises Services provided to Buyer under this Agreement; (ii) the standard to which Bebe shall be accountable under this Agreement shall be to use commercially reasonable efforts to provide the Services and Premises Services in compliance with all applicable laws; (iii) Bebe shall provide the Services and Premises Services using its existing assets and personnel, and shall not be obligated to perform any Service or Premise Service that would require Bebe to acquire or use any other assets, equipment or software or employ (whether as employees or contractors) any additional personnel; and (iv) neither Bebe nor any of its affiliates or Representatives shall have any liability to Buyer or to any other person or entity arising from or related to the provision of Services or Premises Services under this Agreement, except for and to the extent of any direct damages to Buyer caused by the gross negligence or willful misconduct of Bebe or any of its Representatives.

(d) It is understood and agreed that, Bebe may retain third-party service providers to provide certain of the Services to Buyer, provided, however, that in the event such third-party servicing is inconsistent with past practices or such third-party service provider is not already engaged with respect to such Service as of the date hereof, Bebe shall obtain the prior written consent of Buyer to hire such third-party service provider, such consent not to be unreasonably withheld, delayed or conditioned. Bebe shall in all cases be primarily liable and retain responsibility for the provision to Buyer of Services to be performed by any third-party service provider or subcontractor, in each case contracted by Bebe, or by any of Bebe’s affiliates.

(e) It is understood and agreed that the status of Bebe and its Representatives shall be that of independent contractors and that nothing set forth in this Agreement shall be deemed to constitute any partnership, joint venture, association, agency or other relationship between Bebe and its Representatives on the one hand, and Buyer and its Representatives and affiliates on the other hand. Neither Party to this Agreement shall, nor shall such Party permit any of its Representatives or affiliates to, represent to any person that any such partnership, joint venture, association, agency or other relationship exists solely in respect of this Agreement. Nothing in this Agreement confers authority upon either Party or its Representatives or affiliates to enter into any commitment or agreement binding on the other Party or its Representatives or affiliates.

Section 2. Buyer’s Obligations

(a) Consents. If the use or provision of all or a portion of the Services or Premises Services pursuant to this Agreement requires the approval, consent, permission, waiver or agreement (including any permit) (collectively, “Consent”) of a third party, Bebe shall not be required to provide the applicable Services until all required Consents have been obtained. Bebe shall use commercially reasonable efforts to obtain Consents from third parties with whom Bebe has existing contracts as necessary to enable Bebe to perform the Services and Premises Services. Buyer shall pay the costs of any Consents required in connection with this Agreement.

(b) Cooperation. Buyer shall provide the Seller with such cooperation, assistance and information as Bebe reasonably requests in connection with the Services and Premises Services. Bebe’s shall be excused from performing its obligations hereunder to the extent that Bebe’s performance is prevented or hindered by Buyer’s failure to provide such cooperation, assistance or information or Buyer’s delay, nonperformance or other acts or omissions. Subject to the terms and conditions of the Purchase Agreement, Buyer shall reasonably cooperate with Bebe to facilitate the orderly transition of the operation of the Purchased Assets and the responsibility for performing the Services and Premises Services from Bebe to Buyer as soon as reasonably practicable.

Section 3. Transition of Website Employees.

(a) From the date hereof for a period of up to sixty (60) days (or such shorter period as Buyer notifies Bebe) (such period of time, the “Transition Period”), prior to the date on which payroll becomes due for any weekly (or other) payroll period, Buyer shall pay directly to Bebe’s payroll service provider (or to another entity designated by Bebe) full reimbursement for the costs of the Website Employees (as defined below) together with related costs and expenses, including but not limited to all compensation, benefits (including but not limited to health care benefits), workers compensation insurance, withholding taxes, employer and employee contributions, as well as all other employment related obligations and the charges of such payroll service provider or other applicable third parties, as applicable, as set forth in the applicable Schedule. Bebe shall provide all necessary information (including, but not limited to, wire instructions, date payment is due, amount of payment) to David Lewis (davidlewis@globalbrandsgroup.com) and Brandon Carrey (brandoncarrey@globalbrandsgroup.com) in writing (including by electronic mail) at least three (3) business days prior to the date any such payment is due. Schedule 3(a) sets forth a list of all the Bebe employees that provide the E-Commerce Services for the Branded Website (the “Website Employees”) and sets forth their title, compensation, benefits, accrued vacation and date of hire.

(b) During the Transition Period, Bebe shall not, without the prior consent of Buyer, (i) increase the rate of compensation for any Website Employees except for normal merit, cost of living increases or otherwise in accordance with Bebe’s customary practices, (ii) alter any employment agreement with any Website Employee to the material detriment of Buyer (iii) adopt or amend any employee benefit plan, bonus plan or severance plan affecting Website Employees to the material detriment of Buyer, or (iv) hire or offer to hire as a Website Employee any with a base compensation in excess of $50,000 per annum.

(c) At any time during the Transition Period, Buyer shall have the option to offer employment to any and/or all of the Website Employees on terms and conditions which, in the aggregate, are comparable to the terms and conditions of said Website Employees’ employment as at the date hereof (such offers not to be lower than the current overall compensation paid to such Website Employees); provided, however, Buyer is under no obligation to offer employment to any Website Employee. Offers made by Buyer shall be subject to said Website Employees providing documentary evidence that they are legally authorized to work in the jurisdiction where they are employed (such as proof of residency or citizenship, work permit, etc.). The Website Employees who accept offers of employment with Buyer and become employees of Buyer or one of its Affiliates, shall be referred to herein as “Retained Employees.” Upon becoming a Retained Employee, such person shall no longer be considered a Website Employee under this Agreement. After the Transition Period, Buyer shall no longer be obligated to reimburse Bebe and pay related costs as set forth in Section 3(a) for any Website Employee; provided, however, that the foregoing shall not limit Buyer’s obligation to pay for Services, even if Services are provided after the Transition Period by Website Employees who did not become Retained Employees.

(d) As it relates to Retained Employees, Buyer shall comply with all laws applicable to a successor employer. Without limiting the general obligation of the foregoing, Buyer shall recognize the years of service of each Retained Employee, based on their most recent date of hire by Bebe as set forth on Schedule 3(a), for purposes of eligibility, vesting and benefit accrual under the plans, programs and arrangements of Buyer relating to compensation and employee benefit plans, subject to the terms and conditions of Buyer’s employee benefit plans and in a manner consistent with Buyer’s benefit practices.

(e) For such time as any employees of Bebe or any of its affiliates are providing the Services to Buyer under this Agreement, (i) such employees will remain employees of Bebe or such affiliate, as applicable, and shall not be deemed to be employees of Buyer for any purpose (except the Retained Employees), and (ii) Bebe or such affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable taxes relating to such employment for Website Employees.

Section 4. Intellectual Property.

(a) Buyer hereby grants to Bebe and its affiliates, during the term of this Agreement, a limited, non-exclusive, royalty-free license to use the hardware, software, records, manuals, documentation, databases and other intellectual property that are owned by Buyer or licensed to Buyer by any applicable third party, including the intellectual property included within the Purchased Assets or licensed to Buyer under the Branded License (collectively, the “Buyer Materials”), solely for the purpose of providing the Services hereunder (including through the use of subcontractors). Buyer shall grant Bebe access to those Buyer Materials that are reasonably necessary for Bebe to perform the Services.

Section 5. Fees.

(a) In return for the right to receive Services and Premises Services, Buyer shall pay to Bebe the sum of $2,998,244 each Bebe fiscal month (the “Fee”), on or before the eighth day of each month through the end of Bebe’s provision of Services or Premises Services and prorated for any period that is less than one (1) month; provided, however, the Fee for the month of May and June shall be paid in accordance with the procedures described below. For purposes of this Agreement, Bebe’s fiscal months end on the following dates: May 27, 2017; July 1, 2017 (for June); July 29, 2017; August 26, 2017; September 30, 2017; and October 28, 2017.

(b) No later than fifteen (15) calendar days after the end of Bebe fiscal month for each of May and June 2017, Bebe will provide Buyer with a statement (the “Revenue Statement”) regarding the Branded Website’s revenue and international wholesale revenue along with Bebe’s expenses (including without limitation sales tax, freight and inventory purchases) and profit (collectively summed, the “Profit”) for the applicable fiscal month. If Buyer disagrees with the Revenue Statement, Buyer may provide written notice to Seller disputing such calculations (the “Dispute Notice”), which Dispute Notice shall specify the nature of the disagreement to the extent practicable. If Buyer does not deliver a Dispute Notice to Bebe within five (5) calendar days after delivery of the Revenue Statement, then such Revenue Statement shall be deemed accepted by Buyer, and no longer subject to review or contest by Buyer. If a Dispute Notice is timely delivered to Bebe by Buyer, then, during the thirty (30) calendar-day period following delivery of the Dispute Notice, Buyer and Bebe shall attempt to resolve all disagreements and to agree upon the calculation of the Revenue Statement.

(c) Within three (3) business days after the Revenue Statement has been finally determined pursuant to Section 5(b), Buyer shall pay Bebe the Fee payable for the month of May and June less the amount of Profit. If the amount of Profit exceeds the Fee, Bebe shall pay such excess to Buyer.

(d) In addition to the Fee, Buyer agrees to pay up to an aggregate of $887,103 as retention bonuses for Bebe’s employees who provide Services, in accordance with Bebe’s retention schedule as previously disclosed to Buyer (the “Retention Fee”). Upon any employee reaching the expected retention date set forth in Bebe’s retention schedule, Bebe shall submit an invoice to Buyer for the applicable Retention Fee payable for such employee. Buyer shall pay all invoiced amounts within thirty (30) days after receiving Bebe’s invoice. For clarity, the Retention Fee shall not apply to any Retained Employees.

(e) Upon the reasonable request of Buyer, Bebe shall provide to Buyer information in written or oral form concerning: (i) any of the calculations of the fees payable hereunder; and (ii) any of the information and the source documents which support and underlie the fees.

(f) If Buyer has over-paid any fees (as agreed by the Parties), Bebe shall give to Buyer a credit in the amount of such overpayment which credit shall be applied to future payments due under this Agreement.

(g) It is the intent of the Parties that the compensation set forth herein for the Service reasonably approximates the actual cost, including without limitation overhead, of providing the Services without any intent to cause Bebe to receive profit or incur loss. If at any time Bebe believes that the payments contemplated herein are materially insufficient to compensate it for the cost of providing the Services it is obligated to provide hereunder, or Buyer believes that the payments contemplated herein materially overcompensate Bebe for such Services, such Party shall notify the other Party as soon as possible, and the Parties hereto will commence good faith negotiations toward an agreement in writing as to the appropriate course of action with respect to pricing of such Services for future periods.

(h) Buyer shall be responsible for all sales, use, gross receipts, excise, value-added, withholding, personal property, or other taxes imposed or assessed as a result of the provision of Services and the Premises Services by Bebe. For the avoidance of doubt, Buyer shall not be responsible for any income taxes imposed on Bebe in connection with this Agreement.

Section 6. Term and Termination.

(a) The Premises Services shall be provided for a period commencing on the date hereof and continuing until the sixth (6th) month anniversary of the date hereof, or such shorter period as Buyer notifies Bebe upon not less than thirty (30) days prior written notice (the “Premises Services Term”).

(b) The Services shall be provided for a period commencing on the date hereof and continuing until September 30, 2017 (the “Services Term”); provided, however, that upon not less than thirty (30) days’ prior written notice Buyer may at its expense extend the Services Term until October 31, 2017, unless Bebe promptly notifies Buyer that such extension is not available for a particular Service. Notwithstanding the foregoing, if a Schedule specifies a termination date for any particular Service prior to September 30, 2017, Bebe shall not be required to provide such Service beyond the specified termination date. No fees shall be payable for the Services performed after the expiration of the Services Term.

(c) Notwithstanding the forgoing, the Parties acknowledge and agree that:

(i) Buyer may determine from time to time that it does not require all or any portion of the Services specified herein. Accordingly, Buyer may terminate any Service(s), upon not less than thirty (30) days’ notice to Bebe of any such determination. Upon any such partial termination, the fees for the Services shall be adjusted accordingly to reflect the discontinued Service(s), provided that Buyer will pay any early termination fees or other costs incurred by Buyer as a result of such early termination, as set forth in the applicable Schedule.

(ii) Any Party (the “Non-Breaching Party”) may terminate this Agreement with respect to any Service, in whole but not in part, at any time upon thirty (30) days’ prior written notice to the other Party (the “Breaching Party”) if the Breaching Party has failed to perform any of its material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of thirty (30) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching Party seeking to terminate such service.

(d) No termination of this Agreement shall relieve a Party for obligations or liabilities incurred or accrued prior to such termination. The following Sections shall survive any expiration or termination of this Agreement: 1(a), 5, 6(d), and 7 through 22.

(e) The obligations of Bebe under this Agreement with respect to any Services or the Premises Services shall be suspended during the period and to the extent that Bebe is prevented or hindered from providing such Services or the Premises Services, or Buyer is prevented or hindered from receiving such Services or the Premises Services, due directly to any of the following causes beyond such Party’s control, without such Party’s fault or negligence (such causes, “Force Majeure Events”): (i) acts of God, (ii) flood, fire or explosion, (iii) war, invasion, or riot, (iv) law or order of a governmental entity, (v) actions, embargoes or blockades in effect on or after the date of this Agreement, (vi) action by any Governmental Entity, (vii) national or regional emergency, (viii) strikes, labor stoppages or slowdowns or other industrial disturbances, or (ix) shortage of adequate power or transportation facilities. The Party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other Party stating the date and extent of such suspension and the cause thereof, and Bebe shall resume the performance of their obligations as soon as reasonably practicable after the removal of the cause. Neither Buyer nor Bebe shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event.

Section 7. Confidentiality.

(a) Obligations. Each party (each, a “Receiving Party”) will maintain in confidence all Confidential Information disclosed to it by any other party (each, a “Disclosing Party”). As used herein, “Confidential Information” means any and all technical and non-technical information either party provides the other hereunder that is marked or otherwise identified at the time of disclosure as confidential or proprietary, or which, by its nature, the Receiving Party would reasonably deem as confidential or proprietary, including trade secrets, know-how, designs, schematics, techniques, software code, technical documentation, specifications, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plan or financial or personnel matter relating to either party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in written, oral, graphic or electronic form. Each Receiving Party agrees not to use, disclose or grant use of such Confidential Information except as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, each Receiving Party agrees to disclose the Confidential Information of the Disclosing Party only to its employees, agents or subcontractors who need to know such Confidential Information for the purposes of this Agreement and agrees to obtain prior agreement from its employees, agents or consultants to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each Receiving Party agrees to use at least the same standard of care as it uses to protect its own most confidential information to ensure that such employees, agents or consultants do not disclose or make any unauthorized use of such Confidential Information, but in no event less than reasonable care. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information.

(b) Exceptions. The obligations of confidentiality contained in Section 7(a) will not apply to the extent that it can be established by the Receiving Party beyond a reasonable doubt that such Confidential Information:

(i) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(iv) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation to the other party not to disclose such information to others; or

(v) was developed independently by the Receiving Party without any use of Confidential Information.

(d) Effect of Termination. Upon any termination or expiration of this Agreement, the Receiving Party will destroy all copies of the Disclosing Party’s Confidential Information. A Receiving Party will not withhold any of the Disclosing Party’s Confidential Information as a means of resolving any dispute.

Section 8. Limitation of Liability.

(a) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT FOR ANY BREACHES OF EITHER PARTY’S CONFIDENTIALITY OR INDEMNIFICATION OBLIGATIONS HEREUNDER, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY UNDER ANY PROVISION OF THIS AGREEMENT, INCLUDING ANY LIABILITY FOR CONSEQUENTIAL OR OTHER INDIRECT DAMAGES, INCLUDING FOR ANY LOSS OF PROFITS, REVENUE, BUSINESS REPUTATION OR OPPORTUNITY, ANY DIMINUTION OF VALUE, OR ANY DAMAGES BASED (EACH OF WHICH IS HEREBY DISCLAIMED) ARISING FROM OR RELATED TO THE SERVICES, THE PREMISES SERVICES OR THIS AGREEMENT, EXCEPT FOR AND TO THE EXTENT OF ANY DIRECT DAMAGES TO A PARTY CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE OTHER PARTY IN ITS PERFORMANCE UNDER THIS AGREEMENT.

(b) The parties acknowledge that the foregoing limitations of liability are an essential element of this Agreement and that in their absence the pricing and other terms of this Agreement would be substantially different.

Section 9. Disclaimer of Warranties. The Services, Premises Services and all information or other deliverables provided by Bebe to Buyer pursuant to this Agreement are provided “AS IS,” without any warranty of any kind. WITHOUT LIMITING THE FOREGOING, BEBE EXPRESSLY DISCLAIMS ALL REPRESENTATIONS, WARRANTIES OR CONDITIONS REGARDING THE SERVICES, PREMISES SERVICES AND ANY OTHER DELIVERABLES HEREUNDER, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Section 10. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10):

If to Bebe, to:	bebe stores, inc. 400 Valley Drive Brisbane, California 94005 Attn: Chief Executive Officer With a copy to: bebe stores, inc. 400 Valley Drive Brisbane, California 94005 Attention: General Counsel

With a copy to: Latham & Watkins LLP 140 Scott Dr. Menlo Park, CA 94025 Attention: Tad J. Freese

If to Buyer, to:	GBG USA Inc. Empire State Building 350 Fifth Ave. New York, New York 10118 Attn: Robert K. Smits, Executive Vice President and General Counsel

With a copy to:	Reed Smith LLP 599 Lexington Avenue New York, New York 10020 Attn: Sahra Dalfen, Esq.

Section 11. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 12. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 13. Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the statements in the body of this Agreement including the Schedules will control.

Section 14. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

Section 15. No Third-party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 16. Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.

Section 17. Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 18. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

Section 19. Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and county of New York, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 20. Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 21. Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

BUYER:		BEBE:

GBG USA INC.		bebe stores, inc.

By:	/s/ Robert K. Smits	By:	/s/ Manny Mashouf
	Name: Robert K. Smits		Name: Manny Mashouf
	Title: EVP - Secretary		Title: Chairman and CEO

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